Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-47530, 33-58300, 333-4530, 333-38981, 333-86935, 333-76076, 333-87898, and 333-127216 on Form S-8 and Nos. 333-87866 and 333-127215 on Form S-3 of our reports dated February 2, 2007 (which reports express an unqualified opinion and include an explanatory paragraph as to the changes in Unitrin, Inc.’s method of accounting for Defined Benefit Pension and Other Postretirement Plans in 2006), relating to the consolidated financial statements and consolidated financial statement schedules of Unitrin, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing and incorporated by reference listed in Item 15 this Annual Report on Form 10-K of Unitrin, Inc. and subsidiaries for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Chicago, Illinois

February 2, 2007